EXHIBIT 99.1

Midland States Bancorp, Inc. Announces Receipt of Federal Regulatory Approval for Acquisition of Alpine Bancorporation

EFFINGHAM, Ill. and BELVIDERE, Ill., Jan. 09, 2018 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ:MSBI) (the “Company” or “Midland”) and Alpine Bancorporation, Inc. (“Alpine”) today announced the receipt of the required regulatory approval from The Federal Reserve Bank of St. Louis for the acquisition of Alpine Bancorporation by Midland States Bancorp.  The consummation of Midland’s acquisition of Alpine Bancorporation remains subject to the approval of each party’s shareholders, approval by the Illinois Department of Financial and Professional Regulation, and satisfaction of other customary closing conditions.  Midland and Alpine expect the acquisition will close by the end of February 2018.

Leon J. Holschbach, President and Chief Executive Officer of Midland, commented, “We are very pleased to move up the anticipated closing date for this transaction, which should accelerate the realization of the positive benefits that we anticipate from our combination with Alpine.”

R. Robert Funderburg, Jr., Chairman of the Board of Alpine, added, “We are pleased to have this clarity on the timing of the closing, which will help lead to a smooth transition for our customers and employees.  Working together with Midland, we will ensure that our customers continue receiving the same outstanding service they have come to expect, while also benefiting from a broader selection of financial products and services.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of September 30, 2017, the Company had total assets of $4.3 billion and its Wealth Management Group had assets under administration of approximately $2.0 billion.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment financing is provided through Midland Equipment Finance, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes "forward-looking statements," including but not limited to statements about Midland’s expected loan production, operating expenses, future earnings levels and other projections relating to the proposed transaction.  These statements are subject to many risks and uncertainties, including (i) the possibility that any of the anticipated benefits of the proposed transaction will not be realized within the expected time period or at all; (ii) the risk that integration of Alpine’s operations will be materially delayed or will be more costly or difficult than expected; (iii) the failure of the proposed transaction to close; (iv) the effect of the announcement of the transaction on customer relationships and operating results; (v) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and (vi) other risks detailed from time to time in filings made by Midland with the Securities and Exchange Commission (the “SEC”). Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe" or "continue," or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Additional Information

This disclosure is being made in respect of the Merger and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Midland has filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. The registration statement includes a joint proxy statement of Midland and Alpine that will also constitute a prospectus of Midland, which has been sent to Midland’s and Alpine’s respective shareholders. Shareholders are advised to read the joint proxy statement/prospectus and other documents filed with the SEC when they become available because they will contain important information about Midland, Alpine and the proposed transaction. When filed, this document and other documents relating to the Merger filed by Midland can be obtained free of charge from the website maintained by the SEC at www.sec.gov. These documents also can be obtained free of charge by accessing Midland’s website at www.midlandsb.com under “Investors” and then under the “SEC Filings” tab. Alternatively, once they become available any of these filed documents can be obtained free of charge upon written request to Midland States Bancorp, Inc., Corporate Secretary, 1201 Network Centre Drive, Effingham, Illinois 62401, by calling (217) 342-7321 or by emailing corpsec@midlandsb.com.

Participants in this Transaction

Midland, Alpine and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under applicable SEC rules. Information about Midland and its directors and executive officers may be found in Midland’s annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017, and Midland’s definitive proxy statement for its 2017 annual meeting of shareholders, filed with the SEC on March 17, 2017. These documents can be obtained free of charge from the sources indicated above. Information regarding Alpine and its directors and executive officers may be found in the joint proxy statement/prospectus when it becomes available. Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

CONTACTS:

For Midland:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321

For Alpine:
Lesly K. Couper, SVP, Marketing and Communications, at Lesly.couper@bankalpine.com or (815) 231-1797